ADMINISTRATION AGREEMENT

THIS ADMINISTRATION AGREEMENT (this “Agreement”) is made as of the 18th day of August 2016 (the “Effective Date”), by and between Schwab Capital Trust, a statutory trust formed under the laws of the State of Delaware (the “Company”), and Charles Schwab Investment Management, Inc., a Delaware corporation, (the “Administrator”).

WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of the series funds, (as defined herein), set forth in Schedule I (“Funds”), attached hereto;

WHEREAS, the Company on behalf of each Fund has separately appointed the Administrator as its investment adviser; and

WHEREAS, the Company desires the Administrator to provide, and the Administrator is willing to provide, administrative and accounting services to the Company on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Company and the Administrator hereby agree as follows:

SECTION 1 DEFINITIONS

1.01	“1940 Act” shall have the meaning given to such term in the recitals of this Agreement.

1.02	“Adviser” means Charles Schwab Investment Management, Inc., (“CSIM”) or any other Person acting as an “adviser” to the Company within the meaning of the 1940 Act.

1.03	“Board” means the board of trustees of the Company.

1.04	“Confidential Information” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.05	“Disclosing Party” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.06	“Distributor” means a Person that has entered into an agreement with the distribution, marketing and sale of Shares of a Fund.

1.07	“Initial Term” shall have the meaning given to such term in Section 9.01 of this Agreement.

1.08	“Interested Party” or “Interested Parties” means the Administrator, its subsidiaries and its affiliates and each of their respective officers, directors, employees, agents, delegates and associates.

1.09	“Investments” shall mean such cash, securities and all other assets and property of whatsoever nature now owned or subsequently acquired by or for the account of the Company or a Fund.

1.10	“Organizational Documents” means, as applicable, the articles of incorporation, declaration of trust, certificate of formation, memorandum of association, partnership agreement, bylaws or other similar documentation setting forth the respective rights and obligations of directors, trustees, officers, shareholders and Authorized Participants in the Company.

1.11	“Person” shall mean any natural person, partnership, estate, association, custodian, nominee, limited liability company, corporation, trust or other legal entity.

1.12	“Fund” shall have the meaning given to such term in the recital to this Agreement.

1.13	“Pricing Sources” shall have the meaning given to such term in Section 6.

1.14	“Receiving Party” shall have the meaning given to such term in Section 11.01, of this Agreement.

1.15	“Renewal Term” shall have the meaning given to such term in Section 9.01 of this Agreement.

1.16	“Services” shall have the meaning given to such term in Section 2.01 of this Agreement.

1.17	“Shares” means any unit of beneficial interest in a Fund.

1.18	Unless the context otherwise requires and except as otherwise specified in this Agreement, the term the “Company” shall include, as applicable, a sponsor, general partner, trustee or other Person having similar status or performing similar functions, as the case may be, acting on behalf of the Company.

1.19	“Company Data” shall have the meaning given to such term in Section 2.04 of this Agreement.

1.20	“Company Materials” means any prospectus, registration statement, statement of additional information, proxy solicitation and tender offer materials, annual or other periodic report of the Company or any advertising, marketing, shareholder communication, or promotional material generated by the Company or its investment adviser from time to time, as appropriate, including all amendments or supplements thereto.

SECTION 2 APPOINTMENT AND CONTROL

2.01

Services. The Company hereby appoints the Administrator to be, and the Administrator agrees to act as, the administrative agent of the Company for the term and subject to the provisions hereof. The Administrator shall perform (and may delegate or sub-contract, as provided below) the services set forth in this Agreement, including the services set forth on Schedule II, which may be amended from time to time in writing by the parties (collectively, the “Services”). In performing its duties under this Agreement, the Administrator will act in all material respects in accordance with the Organizational Documents and Company Materials as they may be amended (to the extent that copies of such documents are delivered to the Administrator). In the event that the Company establishes one or more additional Funds with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Company shall notify the

Administrator in writing. Upon written acceptance by the Administrator, such Fund shall become subject to the provisions of this Agreement to the same extent as the existing Funds, except to the extent that such provisions (including those relating to the compensation and expenses payable by the Company and its Funds) may be modified with respect to each additional Fund in writing by the Company and the Administrator at the time of the addition of the Fund.

2.02	Authority. Each of the activities engaged in under the provisions of this Agreement by the Administrator on behalf of the Company shall be subject to the overall direction and control of the Company or any Person authorized to act on the Company’s behalf (including, without limitation, the Company’s Board); provided, however, that the Administrator shall have the general authority to do all acts deemed in the Administrator’s good faith belief to be necessary and proper to perform its obligations under this Agreement. In performing its duties hereunder, the Administrator shall observe and generally comply with the Company Materials, all applicable resolutions and/or directives of the Board of which it has notice, and applicable laws which may from time to time apply to the Services rendered by the Administrator. The Administrator, in such capacity, (i) shall not have or be required to have any authority to supervise the investment or reinvestment of the Shares, underlying securities or other properties which comprise the assets of the Company and (ii) shall not provide any investment advisory services to the Company, and shall have no liability related to the foregoing; provided however, that nothing herein shall preclude CSIM from undertaking any or all such authority or responsibility to provide such services and accept such liability in a separate agreement with the Company.

2.03	Third Parties; Affiliated Persons. The Administrator may delegate to, or sub-contract with, third parties or affiliated person(s) (as defined in Section 2(a)(3)(A)-(C) of the 1940 Act) administrative or other functions it deems necessary to perform its obligations under this Agreement; provided, however, all fees and expenses incurred in any delegation or sub-contract shall be paid by CSIM and the Administrator shall remain responsible to the Company for the acts and omissions of such other entities as if such acts or omissions were the acts or omissions of the Administrator. The Company acknowledges that during the term of this Agreement, the services to be performed by the Administrator may be completed by one or more of the Administrator’s affiliated person(s) or third parties located in or outside of the United States of America. Notwithstanding any other provision of this Agreement, the term “Administrator” as used in this Agreement shall exclude CSIM acting in any capacity with respect to the Company or any Fund other than that of Administrator hereunder and, in particular, shall exclude CSIM acting in its capacity as Adviser.

2.04

Company Data. As between the Company and the Administrator, the Company shall be solely responsible for the accuracy, completeness, and timeliness of all data and other information provided to the Administrator by or on behalf of the Company pursuant to this Agreement (including, without limitation, (i) prices, (ii) sufficient transaction supporting documentation, (iii) detailed accounting methodologies with respect to the Company’s Investments as approved by the Company’s auditors and (iv) trade and settlement information from prime brokers and custodians) (collectively, “Company Data”). All Company Data shall be provided to the Administrator on a timely basis and in a format and medium reasonably requested by the Administrator from time to time. The Company shall have an ongoing obligation to promptly update all Company Data so that such information remains complete and accurate. All Company Data shall be prepared and maintained, by or on behalf of the Company, in accordance with applicable law, Company Materials and generally acceptable accounting principles. The Administrator shall be entitled to rely on all the Company Data and shall have no liability for any loss, damage or expense incurred by the Company or any other Person to the extent that such loss, damage or expense arises out of or is related to the Company Data that is not timely, current, complete and accurate.

SECTION 3 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

3.01	The Company represents and warrants to the Administrator that:

3.01.01.	it issues and offers shares of a fund that is registered under the 1940 Act as an open-end fund and that issues and redeems its shares at their net asset value;

3.01.02.	it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

3.01.03.	as of the close of business on the Effective Date, each Fund set forth in Schedule I has authorized the issuance of an indefinite number of shares and has elected to register an indefinite number of shares in accordance with Rule 24f-2 under the 1940 Act;

3.01.04.	it has obtained all consents and given all notices (regulatory or otherwise), made all required regulatory filings and is in compliance with all applicable laws and regulations;

3.01.05.	it has a valid engagement with an independent auditor, custodian and distributor and will provide additional information regarding such service providers, including information regarding the terms of its agreement with such service providers, upon request; and

3.01.06.	it has notified the Administrator of any and all separate agreements between the Company and any third party that could impact the Administrator’s performance of its obligations pursuant to this Agreement.

3.02	The Company covenants and agrees with the Administrator that:

3.02.01.	it will furnish the Administrator from time to time with complete copies, authenticated or certified, of each of the following:

(a)	Copies of the following documents:

(1)	Copies of the Company’s current Organizational Documents and of any amendments thereto, certified by the proper official of the state in which such document has been filed; and

(2)	Certified copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Company to execute and deliver this Agreement and authorization for specified officers of the Company to instruct the Administrator.

(b)	A list of all the officers of the Company, together with specimen signatures of those officers who are authorized to instruct the Administrator in all matters.

(c)	Copies of all Company Materials, including the current prospectus and statement of additional information for the Company.

(d)	A list of all issuers the Company is restricted from purchasing.

(e)	A list of all affiliated persons (as such term is defined in the 1940 Act) of the Company that are broker-dealers.

(f)	The identity of the Company’s auditors along with contact information.

(g)	The expense budget for each Fund for the current fiscal year.

(h)	A list of contact persons (primary, backup and secondary backup) of the Company’s investment adviser and, if applicable, sub-adviser, who can be reached until 6:30 p.m. ET with respect to valuation matters.

(i)	Copies of all the Company Data reasonably requested by the Administrator or necessary for the Administrator to perform its obligations pursuant to this Agreement.

the Company shall promptly provide the Administrator with written notice of any updates of or changes to any of the foregoing documents or information, including an updated written copy of such document or information. Until the Administrator receives such updated information or document, the Administrator shall have no obligation to implement or rely upon such updated information or document.

3.02.02.	it shall timely perform or oversee the performance of all obligations identified in this Agreement as obligations of the Company, including, without limitation, providing the Administrator with all the Company Data and Organizational Documents reasonably requested by the Administrator;

3.02.03.	it will promptly notify the Administrator of any matter which could materially affect the Administrator’s performance of its duties and obligations under this Agreement, including any amendment to the documents referenced in Section 3.02.01 above;

3.02.04.	it will comply in all material respects with all applicable requirements of the Securities Act of 1933 (the “1933 Act”), the Securities Exchange Act of 1934, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction;

3.02.05.	it shall be solely responsible for its compliance with applicable investment policies, Company Materials, and any laws and regulations governing the manner in which its assets may be invested, and shall be solely responsible for any losses attributable to non-compliance with Company Materials, and applicable policies, laws and regulations governing the Company, its activities or the duties, actions or omissions of its investment adviser (if other than CSIM); and

3.02.06.	it will promptly notify the Administrator of acts, omissions, occurrences and contingencies that would have rendered its representations and warranties hereunder inaccurate.

SECTION 4 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ADMINISTRATOR

4.01	The Administrator represents and warrants that:

4.01.01.	it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 5 LIMITATION OF LIABILITY AND INDEMNIFICATION

5.01

THE DUTIES OF THE ADMINISTRATOR SHALL BE CONFINED TO THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND NO IMPLIED DUTIES ARE ASSUMED BY OR MAY BE ASSERTED AGAINST THE ADMINISTRATOR. In the absence of willful misfeasance, gross negligence, bad faith or fraud in the performance of the Services, or reckless disregard of its duties under this Agreement, the Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties under this Agreement. For the avoidance of doubt, the Administrator shall not be responsible for any breach in the performance of its obligations under this Agreement due to (i) the failure or delay of the

Company or its agents (other than CSIM itself) to perform its obligations under this Agreement or (ii) the Administrator’s reliance on the Company Data. Each party shall have the duty to mitigate its damages for which another party may become responsible. As used in this Section 5, the term “Administrator” shall include the officers, directors, employees, affiliates and agents of the Administrator as well as that entity itself. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE ADMINISTRATOR BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL, OR OTHER NON-DIRECT DAMAGES OF ANY KIND WHETHER SUCH LIABILITY IS PREDICATED ON CONTRACT, STRICT LIABILITY, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER THE TRUST IS ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

5.02	The Company shall indemnify and hold harmless the Administrator from and against, and the Administrator shall have no liability in connection with, any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, payments, expenses and liabilities (including reasonable counsel fees and disbursements) arising directly or indirectly out of: (i) any act or omission of the Administrator in carrying out its duties hereunder or as a result of the Administrator’s reliance upon any instructions, notice or instrument that the Administrator believes is genuine and signed or presented by an authorized Person of the Company; provided that this clause(i) shall not apply if any such loss, damage, cost, charge or expense is caused by or arises from the Administrator’s willful misfeasance, gross negligence, bad faith or fraud in the performance of the Services, or the Administrator’s reckless disregard of its duties under this Agreement; (ii) any violation by the Company or any agent of the Company of any applicable investment policy, law or regulation, (iii) any misstatement or omission in Company Materials or any Company Data; (iv) any breach by the Company of any representation, warranty or agreement contained in this Agreement; (v) any act or omission of the Company, the Company’s other service providers (such as custodians, prime brokers, transfer agents, investment advisers and sub-adviser(s)); (vi) any pricing error caused by the failure of the Company’s investment adviser or sub-adviser to provide a trade ticket or for incorrect information included in any trade ticket; or (vii) any act or omission of the Administrator as a result of the Administrator’s compliance with the Regulations, as defined in Section 12.12, including, but not limited to, returning an investor or Authorized Participant’s investment or restricting the payment of redemption proceeds.

5.03	The Administrator may apply to the Company, the Company’s sponsor or any Person acting on the Company’s behalf at any time for instructions and may consult counsel for the Company or the Company’s sponsor or with accountants, counsel and other experts with respect to any matter arising in connection with the Administrator’s duties hereunder, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or upon the advice of counsel, accountants or other experts. Also, the Administrator shall not be liable for actions taken pursuant to any document which it reasonably believes to be genuine and to have been signed by the proper Person or Persons. The Administrator shall not be held to have notice of any change of authority of any officer, employee or agent of the Company until receipt of written notice thereof. To the extent that the Administrator consults with Company counsel pursuant to this provision, any such expense shall be borne by the Company.

5.04	The Administrator shall have no liability for its reliance on the Company Data or the performance or omissions of unaffiliated third parties such as, by way of example and not limitation, transfer agents, sub-transfer agents, custodians, prime brokers, placement agents, third party marketers, asset data service providers, investment advisers (including, without limitation, the sponsor) or sub-advisers, current or former third party service providers, Pricing Sources, software providers, printers, postal or delivery services, prior administrators, telecommunications providers and processing and settlement services. The Administrator may rely on and shall have no duty to investigate or confirm the accuracy or adequacy of any information provided by any of the foregoing third parties.

5.05	The Administrator shall have no obligation with respect to any laws relating to the distribution, purchase or sale of Shares. Further, the Company assumes full responsibility for the preparation, contents and distribution of its Company Materials and its compliance with all applicable laws, rules, and regulations.

5.06	The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries with respect to which indemnification hereunder may ultimately be merited. If in any case the Company is asked to indemnify or hold the Administrator harmless, the Administrator shall promptly advise the Company of the pertinent facts concerning the situation in question, and the Administrator will use all reasonable care to identify and notify the Company promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

5.07	The Company shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought involving any claims subject to this indemnity provision. If the Company elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Company and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Company elects to assume the defense of any suit and retains counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Company does not elect to assume the defense of a suit, it will reimburse the Administrator for the fees and expenses of any counsel retained by the Administrator. None of the parties hereto shall settle or compromise any action, suit, proceeding or claim if such settlement or compromise provides for an admission of liability on the part of the indemnified party without such indemnified party’s written consent.

5.08	The rights afforded to the Administrator under this Section 5 shall extend, upon the same terms and conditions, to all directors, officers, employees, representatives and other agents of the Administrator and to every Person who controls the Administrator within the meaning of Section 15 of the 1933 Act, all of whom are intended beneficiaries of this Section of the Agreement.

5.09	The provisions of this Section 5 shall survive the termination of this Agreement.

SECTION 6 VALUATION

The Administrator is entitled to rely on the price and value information (hereinafter “Valuation Information”) provided by brokers and custodians, the Adviser, an underlying fund in which the Company invests, if applicable, and any third-party pricing services selected by the Administrator, the Adviser or the Company (collectively hereinafter referred to as the “Pricing Sources”) in order to calculate the Company’s aggregate NAV. The Administrator shall have no obligation to obtain Valuation Information from any sources other than the Pricing Sources. The Administrator shall have no liability or responsibility for the accuracy of the Valuation Information provided by a Pricing Source or the delegate of a Pricing Source and the Company shall indemnify and defend the Administrator against any loss, damages, costs, charges or reasonable counsel fees and expenses in connection with any inaccuracy of such Valuation Information. The Company shall not use Valuation Information for any purpose other than in connection with the Services and in accordance with the provisions of this Agreement.

SECTION 7 ALLOCATION OF CHARGES AND EXPENSES

7.01	The Administrator. The Administrator shall furnish at its own expense the personnel necessary to perform its obligations under this Agreement.

7.02	Fund Expenses. The Company or the Adviser assumes and shall pay or cause to be paid all expenses of the Company (including any Fund of the Company) not otherwise allocated in this Agreement, including, without limitation, organizational costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, Company Materials, proxy solicitation and tender offer materials and notices to existing shareholders; all expenses in connection with issuing and redeeming Shares; the costs of Pricing Sources; the costs of escrow and custodial services; the cost of document retention and archival services, the costs of responding to document production requests; the cost of initial and ongoing registration of the shares under Federal and state securities laws; fees and out-of-pocket expenses of Board members; the costs of Board meetings; insurance; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses; and all fees and charges of service providers to the Company. The Company or the Adviser shall reimburse the Administrator for its reasonable out-of-pocket expenses, including all reasonable charges for printing, financial reporting software/typesetting fees, copying, postage, telephone, and fax charges incurred by the Administrator in the performance of its duties.

SECTION 8 COMPENSATION

The Company shall pay to the Administrator compensation for the services performed and the facilities and personnel provided by the Administrator pursuant to this Agreement, the fees set forth in Schedule III to this Agreement.

SECTION 9 DURATION AND TERMINATION

9.01	Term and Renewal. This Agreement shall become effective as of the Effective Date and shall remain in effect with respect to a Fund for so long as the investment management agreement between CSIM and such Fund remains in effect, unless terminated by any party giving ninety (90) days written notice of termination to the each other party hereto.

9.02	Effect of Termination.

9.02.01.	The termination of this Agreement shall be without prejudice to any rights that may have accrued hereunder to any party hereto prior to such termination.

9.02.02.	After termination of this Agreement and upon payment of all accrued fees, reimbursable expenses and other moneys owed to the Administrator, the Administrator shall deliver to the Company, or as it shall direct, all books of account, records, registers, correspondence, documents and assets relating to the affairs of or belonging to the Company in the possession of or under the control of the Administrator or any of its agents or delegates.

9.02.03.	In the event any and all accrued fees, reimbursable expenses and other moneys owed to the Administrator hereunder remain unpaid in whole or in part for more than thirty days past due, the Administrator, without further notice, may take any and all actions it deems necessary to collect such amounts due, and any and all of its collection expenses, costs and fees shall be paid by the Company, including, without limitation, administrative costs, attorneys fees, court costs, collection agencies or agents and interest.

9.02.04.	Notwithstanding the foregoing, in the event this Agreement is terminated and for any reason the Administrator, with the written consent of the Company, in fact continues to perform any one or more of the Services contemplated by this Agreement, the pertinent provisions of this Agreement, including without limitation, the provisions dealing with payment of fees and indemnification shall continue in full force and effect. The Administrator shall be entitled to collect from the Company, in addition to the compensation described in Schedule III, the amount of all of the Administrator’s expenses in connection with the Administrator’s activities following such termination, including without limitation, the delivery to the Company and/or designees of the Company’s property, records, instruments and documents.

SECTION 10 CONFLICTS OF INTEREST

10.01	Non-Exclusive. The services of the Administrator rendered to the Company are not deemed to be exclusive. The Administrator is free to render such services to others. The Administrator shall not be deemed to be affected by notice of, or to be under any duty to disclose to the Company or Person acting on the Company’s behalf, information which has come into its possession or the possession of an Interested Party in the course of or in connection with providing administrative or other services to any other person or in any manner whatsoever other than in the course of carrying out its duties pursuant to this Agreement.

10.02	Rights of Interested Parties. Subject to applicable law, nothing herein contained shall prevent:

10.02.01.	an Interested Party from buying, holding, disposing of or otherwise dealing in any Shares for its own account or the account of any of its customers or from receiving remuneration in connection therewith, with the same rights which it would have had if the Administrator were not a party to this Agreement; provided, however, that the prices quoted by the Administrator are no more favorable to the Interested Party than to a similarly situated investor in or redeeming holder of Shares;

10.02.02.	an Interested Party from buying, holding, disposing of or otherwise dealing in any securities or other investments for its own account or for the account of any of its customers and receiving remuneration in connection therewith, notwithstanding that the same or similar securities or other investments may be held by or for the account of the Company;

10.02.03.	an Interested Party from receiving any commission or other remuneration which it may negotiate in connection with any sale or purchase of Shares or Investments effected by it for the account of the Company; provided, however, that the amount of such commission or other remuneration is negotiated at arm’s length; and

10.02.04.	an Interested Party from contracting or entering into any financial, banking or other transaction with the Company or from being interested in any such contract or transaction; provided, however, that the terms of such transaction are negotiated at arm’s length.

SECTION 11 CONFIDENTIALITY

11.01	Confidential Information. The Administrator and the Company (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by the Administrator and the Company (in such capacity, the “Disclosing Party”) in connection with this Agreement. The Receiving Party shall not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or with respect to the Administrator as a Receiving Party, to those employees, agents, contractors, subcontractors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement. In addition, the Receiving Party (a) shall take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) shall not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder. As used herein, “reasonable steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

The term “Confidential Information ,” as used herein, shall mean all business strategies, plans and procedures, proprietary information, methodologies, data and trade secrets, and other confidential information and materials (including, without limitation, any non-public personal information as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement.

11.02	Exclusions. The provisions of this Section 11 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

11.03	Permitted Disclosure. The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Section 11 and shall be responsible for ensuring compliance by its and its affiliates’ employees, agents, contractors, subcontractors and licensees with such obligations. In addition, the Receiving Party shall require all Persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Section 11. The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such Persons.

11.04	Effect of Termination. Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Administrator shall have no obligation to return or destroy Confidential Information of the Company that resides in saved tapes of Administrator; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of Section 11 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this paragraph.

SECTION 12 MISCELLANEOUS PROVISIONS

12.01	Internet Access. Data and information may be made electronically accessible to the Company, its investment adviser and/or sub-adviser(s) and its investors or Authorized Participants through Internet access to one or more web sites provided by the Administrator (“Web Access”). As between the Company and Administrator, the Administrator shall own all right, title and interest to such Web Access, including, without limitation, all content, software, interfaces, documentation, data, trade secrets, design concepts, “look and feel” attributes, enhancements, improvements, ideas and inventions and all intellectual property rights inherent in any of the foregoing or appurtenant thereto including all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, the “Proprietary Information”). The Company recognizes that the Proprietary Information is of substantial value to the Administrator and shall not use or disclose the Proprietary Information except as specifically authorized in writing by the Administrator. All Proprietary Information shall be deemed Confidential Information of the Administrator. Use of the Web Access by the Company or its agents or investors will be subject to any additional terms of use set forth on the web site. Unless provided otherwise in such additional terms, the Company shall have a non-exclusive, non-transferable, terminable at-will license to use the Web Access solely in connection with this Agreement. All Web Access and the information (including text, graphics and functionality) on the web sites related to such Web Access is presented “As Is” and “As Available” without express or implied warranties including, but not limited to, implied warranties of non-infringement, merchantability and fitness for a particular purpose. The Administrator neither warrants that the Web Access will be uninterrupted or error free, nor guarantees the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on the Web Access.

12.02	Independent Contractor. In making, and performing under, this Agreement, the Administrator shall be deemed to be acting as an independent contractor of the Company and neither the Administrator nor its employees shall be deemed an agent, affiliate, legal representative, joint venturer or partner of the Company. No party is authorized to bind any other party to any obligation, affirmation or commitment with respect to any other Person.

12.03	Assignment; Binding Effect. The Company may not assign, delegate or transfer, by operation of law or otherwise, this Agreement (in whole or in part), or any of the Company’s obligations hereunder, without the prior written consent of the Administrator, which consent shall not be unreasonably withheld or delayed. The Administrator may assign, delegate or transfer, by operation of law or otherwise, all or any portion of its rights under this Agreement to an affiliate of the Administrator or to any person or entity who purchases all or substantially all of the business or assets of the Administrator to which this Agreement relates, provided that such affiliate, person or entity agrees in advance and in writing to be bound by the terms, conditions and provisions of this Agreement. Subject to the foregoing, all of the terms, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party’s successors and permitted assigns. Any assignment, delegation, or transfer in violation of this provision shall be void and without legal effect.

12.04	Agreement for Sole Benefit of the Administrator and the Company. This Agreement is for the sole and exclusive benefit of the Company, the Administrator and the Persons identified in Section 5.09 (to the extent set forth therein) and will not be deemed to be for the direct or indirect benefit of either (i) the clients or customers of the Administrator or the Company, (ii) the sponsor, or (iii) any service provider to the Company unaffiliated with the Administrator. The clients or customers of the Administrator or the Company will not be deemed to be third party beneficiaries of this Agreement nor to have any other contractual relationship with the Administrator by reason of this Agreement and each party hereto agrees to indemnify and hold harmless the other party from any claims of its clients or customers against the other party including any attendant expenses and attorneys’ fees, based on this Agreement or the services provided hereunder.

12.05	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the State of California, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the 1933 Act or the Securities Exchange Act of 1934, the latter shall control.

12.06	Equitable Relief. Each party agrees that any other party’s violation of the provisions of Section 11 may cause immediate and irreparable harm to the other party for which money damages would not constitute an adequate remedy at law. Therefore, the parties agree that, in the event either party breaches or threatens to breach said provision or covenant, the other party shall have the right to seek an injunction to restrain said breach or threatened breach, without posting any bond or other security.

12.07	Dispute Resolution. Whenever either party desires to institute legal proceedings against the other concerning this Agreement, it shall provide written notice to that effect to such other party. The party providing such notice shall refrain from instituting said legal proceedings for a period of thirty days following the date of provision of such notice. During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers. This Section 12.07 shall not prohibit either party from seeking, at any time, equitable relief as permitted under Section 12.06.

12.08

Notice. All notices provided for or permitted under this Agreement (except for correspondence between the parties related to operations in the ordinary course) shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below. Notices to the Administrator shall be sent to the attention of: President, Charles Schwab Investment Management, Inc., 211 Main St., San Francisco, CA 94105. Notices to the Company shall be sent to the attention of President, Schwab Strategic Trust, 211 Main St., San Francisco, CA 94105.

12.09	Entire Agreement; Amendments. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior or contemporaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by an authorized representative of each of the parties.

12.10	Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.

12.11	Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

12.12	Anti-Money Laundering Laws. In connection with performing the Services set forth herein, the Administrator may provide information that the Company may rely upon in connection with the Company’s compliance with applicable laws, policies and regulations aimed at the prevention and detection of money laundering and/or terrorism activities (hereinafter, the “Regulations”). The Company and the Administrator agree that the Company shall be responsible for its compliance with all such Regulations. It shall be a condition precedent to providing Services to the Company under this Agreement and the Administrator shall have no liability for non-performance of its obligations under this Agreement unless it is satisfied, in its absolute discretion, that it has sufficient and appropriate information and material to discharge its obligations under the Regulations, and that the performance of such obligations will not violate any Regulations applicable to it. Without in any way limiting the foregoing, the Company acknowledges that the Administrator is authorized to return a shareholder’s Investment in any Fund and take any action necessary to restrict repayment of redemption proceeds to the extent necessary to comply with its obligations pursuant to the Regulations.

12.13	Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; failure of third party systems and software, telecommunication outages; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

12.14	Equipment Failures. In the event of equipment failures beyond the Administrator’s control, the Administrator shall take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

12.15	Headings. All Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement.

12.16	Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original facsimile or scanned signatures of each of the parties.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

CHARLES SCHWAB INVESTMENT		SCHWAB CAPITAL TRUST
MANAGEMENT, INC.

By:	/s/ Marie Chandoha	By:	/s/ George M. Pereira
Name:	Marie Chandoha	Name: George M. Pereira
Title:	President and Chief Executive Officer	Title:	SVP & COO

SCHEDULE I

Funds

Schwab Target 2010 Index Fund

Schwab Target 2015 Index Fund

Schwab Target 2020 Index Fund

Schwab Target 2025 Index Fund

Schwab Target 2030 Index Fund

Schwab Target 2035 Index Fund

Schwab Target 2040 Index Fund

Schwab Target 2045 Index Fund

Schwab Target 2050 Index Fund

Schwab Target 2055 Index Fund

Schwab Target 2060 Index Fund

SCHEDULE II

Services

1)	Compute yields, total returns, expense ratios, portfolio turnover rates and average dollar-weighted portfolio maturities, as appropriate;

2)	Track and validate income and expense accruals, analyze and modify expense accrual charges periodically, and process expense disbursements to vendors and service providers;

3)	Calculate required ordinary income and capital gains distributions, coordinate estimated cash payments, and perform necessary reconciliations with the transfer agent;

4)	Provide standardized performance reporting data to the Company;

5)	Provide performance, financial and expense information for registration statements and proxies;

6)	Communicate net asset values, yield, total returns or other financial data to appropriate third party reporting agencies, and assist in resolution of errors reported by such third party agencies;

7)	Prepare the Company’s financial statements for review by fund management and independent auditors, manage annual and semi-annual report preparation process, prepare Forms N-SAR, NQ, N-CSR and 24f-2, provide fund performance data for annual report, coordinate printing and delivery of annual and semi-annual reports to shareholders, and file Forms N-SAR, N-Q, N-CSR, 24f-2 and annual and semi-annual reports via EDGAR;

8)	Monitor each Fund’s compliance with the requirements of Subchapter M of the Internal Revenue Code with respect to status as a regulated investment company;

9)	Prepare and file federal and state tax returns for the Company other than those required to be prepared and filed by the Company’s transfer agent or custodian;

10)	Provide data for year-end 1099s and supplemental tax letters;

11)	Provide such reports in connection with quarterly meetings of the Board as the Board may reasonably request;

12)	Manage the Company’s proxy solicitation process, including evaluating proxy distribution channels, coordinating with outside service provider to distribute proxies, track shareholder responses and tabulate voting results, and managing the proxy solicitation vendor if necessary;

13)	Provide individuals to serve as officers of the Company, as requested;

14)	Coordinate with the Company’s counsel on filing of the Company’s registration statements and proxy statements, and coordinate printing and delivery of the Company’s prospectuses and proxy statements;

15)	Provide consultation to the Company on regulatory matters relating to the operation of the Company as requested and coordinate with the Company’s legal counsel regarding such matters;

16)	Develop policies and procedures relating to the operations of the Company in coordination with legal counsel and the Chief Compliance Officer;

17)	Act as liaison to legal counsel to the Company and, where applicable, to legal counsel to the Company’s independent trustees;

18)	Coordinate with the Company counsel in the preparation, review and execution of contracts between the Company and third parties, such as the Company’s investment adviser, transfer agent, and custodian, and record-keepers or shareholder service providers;

19)	Assist the Company in handling and responding to routine regulatory examinations with respect to records retained or services provided by the Administrator, and coordinate with the Company’s legal counsel in responding to any non-routine regulatory matters with respect to such matters;

20)	Coordinate as necessary the registration or qualification of Shares with appropriate state securities authorities;

21)	Manage the preparation for and conducting of Board meetings by (i) coordinating Board book production and distribution process, (ii) subject to review and approval by the Company and its counsel, preparing meeting agendas, (iii) preparing the relevant sections of the Board materials required to be prepared by the Administrator, (iv) assisting to gather and coordinate special materials related to annual contract renewals and approval of rule 12b-1 plans and related agreements for and as directed by the trustees or the Company counsel, (v) attending Board meetings, and (vi) performing such other Board meeting functions as shall be agreed by the parties in writing;

22)	Cooperate with, and take all reasonable actions in the performance of its duties under this Agreement to ensure that all necessary information is made available to the Company’s independent public accountants in connection with the preparation of any audit or report requested by the Company, including the provision of a conference room at the Administrator’s location if necessary (in this regard, the Company’s independent auditors shall provide the Administrator with reasonable notice of any such audit so that (i) the audit will be completed in a timely fashion and (ii) the Administrator will be able to promptly respond to such information requests without undue disruption of its business);

23)	Coordinate the distribution of prospectuses, supplements, proxy materials and reports to shareholders, and coordinate the solicitation and tabulation of proxies in connection with any annual or special meetings of shareholders;

24)	Obtain and maintain fidelity bonds and directors and officers/errors and omissions insurance policies for the Company in accordance with Rules 17g-1 and 17-d-1 under the 1940 Act and file the fidelity bonds and any notices with the SEC as required under the 1940 Act, to the extent such bonds and policies are approved by the Company’s Board;

25)	Maintain corporate records on behalf of the Company, including, but not limited to, minute books, the Declaration of Trust and By-Laws; and

26)	Additional Reports and Services. Upon reasonable notice and as mutually agreed upon, the Administrator may provide additional reports and/or services upon the request of the Company or its investment adviser.

SCHEDULE III

Fees

None